Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES COMMENTS ON POTENTIAL TRANSACTION WITH PROTON GREEN

PORTLAND, OR, July 25, 2022 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) in response to certain questions regarding the announcement of the potential reverse merger (the “Merger”) with Proton Green, LLC (“Proton Green”) and the spin-off of Schmitt’s Ample Hills business (the “Spin-Off”) is issuing this press release to provide additional context on the potential transaction.

Michael Zapata, Chairman of the Board, President and CEO of Schmitt Industries commented, “We are excited to announce this potential reverse-merger with Proton Green as we continue to seek paths to maximize value for Schmitt shareholders. The board has evaluated numerous opportunities with various partners in recent months and we believe this potential business combination with Proton Green is the optimal path to continue driving value creation for our combined shareholders and stakeholders.

Zapata continued: “Our recent monetization of real estate assets and consideration of business line divestitures laid the groundwork for this transaction. In connection with this potential transaction, we expect to spin-off the Ample Hills business to current shareholders, giving our investors a pure play and well-capitalized Ample Hills company, while also providing ownership in Proton Green at an attractive valuation. We see both companies as being in the early innings of their growth trajectory. If we enter into a definitive agreement, we will provide further details on financial metrics, structure, and timing of the transaction.”

Completion of the Merger is subject to the negotiation of a definitive merger agreement and related documentation, approval of the Merger and issuance of shares related to the Merger by Schmitt’s Board of Directors and shareholders, approval of the continued listing by Nasdaq of Schmitt common stock on the Nasdaq Capital Market on a post-Merger basis (which is anticipated to require raising additional financing in connection with the closing of the Merger), the completion of due diligence to the satisfaction of the parties, financing and satisfaction of other conditions that are to be negotiated as part of the merger agreement. Accordingly, there can be no assurance that a merger agreement will be entered into or that the proposed Merger will be consummated. Further, readers are cautioned that those portions of the term sheet that describe the proposed Merger, including the consideration to be issued therein, are non-binding and provide no guarantee that a transaction will be completed. Accordingly, there can be no assurance that Schmitt’s efforts to consummate the transactions contemplated by the term sheet will be successful.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

About Proton Green

Proton Green, LLC, is a producer of helium and hydrogen, and is building out its position as a large carbon sequestration operator in North America. With operating control over the St. Johns Field, a 152,000 acre property in Apache Country, Arizona, Proton Green controls a helium reservoir and carbon storage basin. Helium remains in short supply and is used to cool magnets in MRI systems, as the temperate of silicon during semiconductor manufacturing, for space and satellite system applications, as well as in many other critical technologies. Carbon capture and sequestration is fast becoming a climate imperative, and Proton Green has the ability to inject up to 22 million metric tons of CO2 per year at its primary basin, and over one billion tons of total storage capacity. For more information, please see Proton Green’s website at: www.protongreen.com.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. The forward-looking statements in this press release speak only as of the date of this press release. Schmitt expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Media & Investor Contacts:

Schmitt Industries Michael R. Zapata, Chairman, President and CEO Philip Bosco, CFO and Treasurer (503) 227-7908